Exhibit 10.2

Effective Date: August 7, 2026

WAVE LIFE SCIENCES LTD.

2014 EQUITY INCENTIVE PLAN, AS AMENDED

1. Purpose; Eligibility.

1.1 General Purpose. The name of this plan is the Wave Life Sciences Ltd. 2014 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (i) provide eligible Employees, Consultants, and Directors with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of Wave Life Sciences, Inc., a corporation formed in Delaware (the “Company”), and any Affiliate; and (ii) promote the success of the Company’s business. Effective as of August 7, 2026, the Plan is assumed by Wave Life Sciences, Inc. in connection with the Company’s redomiciliation from Singapore to the State of Delaware (the “Redomiciliation”), and shall be construed accordingly.

1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants, and Directors of the Company and its Affiliates.

1.3 Available Awards. Awards that may be granted under the Plan include: (a) Incentive Share Options; (b) Non-qualified Share Options; (c) Share Appreciation Rights; (d) Restricted Awards and (e) Performance Awards.

2. Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under (i) applicable laws of the state of Delaware; (ii) applicable laws of the United States, including but not limited to, United States federal and state securities laws and the Code; (iii) applicable laws of Japan, including but not limited to, the Financial Instruments and Exchange Act of Japan; (iv) any stock exchange or quotation system on which the Common Shares are listed or quoted; and (v) the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Share Option, a Non-qualified Share Option, a Share Appreciation Right, a Restricted Award or a Performance Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means:

With respect to any Employee or Consultant: (a) if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving fraud, embezzlement or any other act of moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) material breach of any employment, consulting, advisory, nondisclosure, non- solicitation, non-competition or similar agreement with the Company or its Affiliates; or (v) material violation of state or federal securities laws.

With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (a) gross misconduct or neglect; (b) false or fraudulent misrepresentation inducing the Director’s appointment; or (c) willful conversion of corporate funds.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

“Common Shares” means Common Shares in the capital of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Wave Life Sciences, Inc., a corporation formed in Delaware, and any successor thereto. Unless otherwise clearly required by the context, with respect to periods prior to the Redomiciliation, references to the “Company” herein shall refer to Wave Life Sciences Ltd.

“Consultant” means any individual who is engaged by the Company or any Affiliate to render consulting or advisory services.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code.

“Corporate Transaction” has the meaning set forth in Section 14.8.

“Director” means a member of the Board.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Share Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Share Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 14.8.

“Effective Date” shall mean the date as of which this Plan is adopted by the Board (December 10, 2014).

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Share Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of a Common Share as determined below. If a Common Share is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a Common Share (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for a Common Share, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Share Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Share Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Share Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Share Option or a Non-qualified Share Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a Common Share may be purchased upon the exercise of an Option.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Award” means a Restricted Award which vests based on the attainment of written Performance Goals as set forth in Section 7.2(g).

“Performance Goals” mean performance goals based on one or more of the following criteria: (i) pre- tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) share price or total shareholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and or approval of products; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions. Where applicable, the Performance Goals may be expressed in terms of a relative measure against a set of identified peer group companies, attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or an Affiliate of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no Performance Award will be issued or no vesting will occur, levels of performance at which Performance Awards will be issued or specified vesting will occur, and a maximum level of performance above which no additional issuances will be made or at which full vesting will occur. Each of the foregoing Performance Goals shall be evaluated in an objectively determinable manner in accordance with Section 162(m) of the Code and in accordance with generally accepted accounting principles where applicable, unless otherwise specified by the Committee, and shall be subject to certification by the Committee. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles provided that any such change shall at all times satisfy the provisions of Section 162(m) of the Code.

“Permitted Transferee” means the following if prior approval is obtained from the Committee in its sole and absolute discretion: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets; and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; and (b) such other transferees as may be permitted by the Committee in its sole discretion and in compliance with Applicable Laws.

“Plan” means WAVE Life Sciences Ltd. 2014 Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Redomiciliation” means the redomiciliation of Wave Life Sciences Ltd. from Singapore to the State of Delaware, effective as of August 7, 2026.

“Restricted Award” means any Award granted pursuant to Section 7.2(a).

“Restricted Period” has the meaning set forth in Section 7.2(a).

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b- 3, as in effect from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or Common Shares equal to the number of Common Shares subject to the Share Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a Common Share on the date the Award is exercised, over (b) the exercise price specified in the Share Appreciation Right Award Agreement.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

3. Administration.

3.1 Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Notwithstanding the foregoing, the Board may not take any action that would cause any outstanding Award that would otherwise qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)	to construe and interpret the Plan and apply its provisions;

(b)	to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)	to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(e)	from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(f)	to determine the number of Common Shares to be made subject to each Award provided that no Award shall be granted to any Participant with respect to more than 600,000 Common Shares in any fiscal year;

(g)	to determine whether each Option is to be an Incentive Share Option or a Non-qualified Share Option;

(h)

to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(i)

to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that any such amendment shall be subject to the Participant’s consent if required pursuant to Section 13.5.

(j)	to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(k)	to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(l)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan; and

(m)	to adopt sub-plans that, when taken together with the Plan, shall constitute the Plan for those certain tax residents identified in the applicable sub-plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification affects a repricing, shareholder approval shall be required before the repricing is effective.

3.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3 Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to Applicable Laws and such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.4 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4. Shares Subject to the Plan.

4.1 Subject to adjustment in accordance with Section 11, a total of (i) 6,064,544 Common Shares shall be available for the grant of Awards under the Plan, and (ii) an annual increase on the first day of July 2018, 2019 and 2020 equal to the lesser of (A) 3% of the Common Shares outstanding on the day prior to the increase; and (B) such lesser number of Common Shares as determined by the Board; provided that no more than 10,000,000 Common Shares may be issued upon the exercise of Incentive Share Options. During the terms of the Awards, the Company shall keep available at all times the number of Common Shares required to satisfy such Awards. Notwithstanding the foregoing, to the extent permitted by Applicable Laws, Awards that provide for the delivery of Common Shares subsequent to the applicable grant date may be granted in excess of the share limits set forth in this paragraph if such Awards provide for the forfeiture of such Awards to the extent that insufficient Common Shares remain at the time that the Common Shares would otherwise be issued in respect of such Award.

4.2 Common Shares available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3 Any Common Shares subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, Common Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Common Shares are (a) Common Shares tendered in payment of an Option; (b) Common Shares delivered or withheld by the Company to satisfy any tax withholding obligation; (c) Common Shares covered by a share-settled Share Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (d) Common Shares repurchased by the Company on the open market with the proceeds of the exercise price of an Option or Share Appreciation Right.

5. Eligibility.

5.1 Eligibility for Specific Awards. Incentive Share Options may be granted only to Employees who are tax residents of the United States and shall not include Employees who are solely Officers and Directors. Awards other than Incentive Share Options may be granted to Employees, Consultants and Directors.

5.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Share Option unless the Option Exercise Price is at least 110% of the Fair Market Value of a Common Share at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

5.3 Section 162(m) Limitations. In no event shall Awards with respect to more than 600,000 Common Shares be granted to any Participant in any fiscal year.

6. Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Share Options or Non-qualified Share Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Common Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Share Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1 Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Share Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non- qualified Share Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Share Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2 Exercise Price of An Incentive Share Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Share Option shall be not less than 100% of the Fair Market Value of a Common Share subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Share Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3 Exercise Price of a Non-qualified Share Option. The Option Exercise Price of each Non-qualified Share Option shall be not less than 100% of the Fair Market Value of a Common Share subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Share Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4 Consideration. The Option Exercise Price of a Common Share acquired pursuant to an Option shall be paid, to the extent permitted by Applicable Laws, either (a) in cash or by certified or bank check at the time the Option is exercised; or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by reduction in the number of Common Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (ii) in accordance with a cashless exercise program established with a securities brokerage firm, or (iii) in any other form of legal consideration that may be acceptable to the Committee.

6.5 Transferability of An Incentive Share Option. An Incentive Share Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6 Transferability of a Non-qualified Share Option. A Non-qualified Share Option may, in the sole discretion of the Committee, be transferable for no consideration to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Share Option does not provide for transferability, then the Non-qualified Share Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7 Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a Common Share. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8 Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service; or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable.

6.9 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of Common Shares would violate the registration requirements under the Securities Act or any other Applicable Laws, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1; or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10 Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination; or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11 Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death; or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12 Incentive Share Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of a Common Share with respect to which Incentive Share Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds U.S. $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted in accordance with Section 422(d) of the Code) shall be treated as Non-qualified Share Options.

7. Provisions of Awards Other Than Options.

7.1 Share Appreciation Rights.

(a) General. Each Share Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Share Appreciation Right so granted shall be subject to the conditions set forth in this Section 7.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Share Appreciation Rights may be granted alone or in tandem with an Option granted under the Plan.

(b) Grant Requirements. Any Share Appreciation Right that relates to a Non-qualified Share Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Share Appreciation Right that relates to an Incentive Share Option must be granted at the same time the Incentive Share Option is granted.

(c) Term of Share Appreciation Rights. The term of a Share Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Share Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d) Vesting of Share Appreciation Rights. Each Share Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Share Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Share Appreciation Rights may vary. No Share Appreciation Right may be exercised for a fraction of a Common Share. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Share Appreciation Right upon the occurrence of a specified event.

(e) Exercise. Upon exercise of a Share Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of Common Shares subject to the Share Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a Common Share on the date the Award is exercised, over (ii) the exercise price specified in the Share Appreciation Right or related Option.

(f) Exercise Price. The exercise price of a Share Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one Common Share on the Grant Date of such Share Appreciation Right. A Share Appreciation Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Share Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per Common Share subject to the Share Appreciation Right and related Option exceeds the exercise price per share thereof and no Share Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1(b) are satisfied.

7.2 Restricted Awards.

(a) General. A Restricted Award is an Award of actual Common Shares (“Restricted Share”) or hypothetical Common Share units (“Restricted Share Units”) having a value equal to the Fair Market Value of an identical number of Common Shares, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7.2, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Restricted Share and Restricted Share Units.

(i)

Each Participant granted Restricted Share shall execute and deliver to the Company an Award Agreement with respect to the Restricted Share setting forth the restrictions and other terms and conditions applicable to such Restricted Share. If the Committee determines that the Restricted Share shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable; and (B) the appropriate blank share power with respect to the Restricted Share covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Share and, if applicable, an escrow agreement and Share power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Share, including the right to vote such Restricted Share and the right to receive dividends; provided however that dividends (other than share dividends to be issued pursuant to Section 11) may accrue but shall not be paid prior to the time, and only to the extent that, the restrictions on the Common Shares subject to the Restricted Share to which it relates lapses.

(ii)

The terms and conditions of a grant of Restricted Share Units shall be reflected in an Award Agreement. No Common Shares shall be issued at the time a Restricted Share Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Share Units granted hereunder. At the discretion of the Committee, each

Restricted Share Unit (representing one Common Share) may be credited with cash paid by the Company in respect of one Common Share (“Dividend Equivalents”). Dividend Equivalents shall be paid only upon the vesting of a Restricted Share Unit and in accordance with Section 409A of the Code if paid to a tax resident of the United States.

(c) Restrictions.

(i)

Restricted Share awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the share certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the share certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(ii)

Restricted Share Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Share Units are forfeited, all rights of the Participant to such Restricted Share Units, including Dividend Equivalents, shall terminate without further obligation on the part of the Company; and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)

The Committee shall have the authority to remove any or all of the restrictions on the Restricted Share, Restricted Share Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Share or Restricted Share Units are granted, such action is appropriate.

(d) Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a Common Share. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

(e) Delivery of Restricted Shares; Settlement of Restricted Share Units. Upon the expiration of the Restricted Period with respect to any Restricted Shares, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the share certificate evidencing the Restricted Shares which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or share dividends credited to the Participant’s account with respect to such Restricted Shares and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Share Units unless payment is further deferred in compliance with Applicable Laws including, but not limited to Section 409A of the Code, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Common Share for each outstanding vested Restricted Share Unit and cash equal to any Dividend Equivalents credited with respect to each such vested Restricted Share Unit in accordance with

Section 7.2(b)(ii) hereof and the interest thereon or, at the discretion of the Committee, in Common Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Shares in lieu of delivering only Common Shares for vested Restricted Share Units. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of a Common Share as of the date on which the Restricted Period lapsed in the case of Restricted Share Units.

(f) Share Restrictions. Each certificate representing Restricted Share awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

(g) Performance Awards. Notwithstanding anything to the contrary herein, during any period when Section 162(m) of the Code is applicable to the Company and the Plan, Restricted Awards may be granted at the sole discretion of the Committee, by the Committee in a manner which is deductible by the Company under Section 162(m) of the Code. A Participant’s Performance Award shall be determined based on the attainment of written Performance Goals, which must be objective and approved by the Committee for a performance period of between one and five years established by the Committee (I) while the outcome for that performance period is substantially uncertain and (II) no more than 90 days after the commencement of the performance period to which the Performance Goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance Award. No Performance Awards will be issued for such performance period until such certification is made by the Committee. The number Common Shares issued in respect of a Performance Award to a given Participant may be less than the amount determined by the applicable Performance Goal formula, at the discretion of the Committee. The number of Common Shares issued in respect of a Performance Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period and any dividends (other than share dividends to be issued pursuant to Section 11) or dividend equivalents that accrue shall only be paid in respect of the number of Common Shares earned in respect of a Performance Award.

8. Securities Law Compliance. Each Award Agreement shall provide that no Common Shares shall be purchased or sold thereunder unless and until (a) any then Applicable Laws have been fully complied with to the satisfaction of the Company and its counsel; and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Common Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register the Common Shares, the Plan or any Award under the Securities Act with the U.S Securities and Exchange Commission or with any state securities commission or stock exchange or under any other Applicable Laws. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Shares upon exercise of such Awards unless and until such authority is obtained.

9. Use of Proceeds from Shares. Proceeds from the sale of Common Shares pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10. Miscellaneous.

10.1 Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

10.2 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Shares are issued, except as provided in Section 11 hereof. Any dividends or dividend equivalents shall in all events be subject to the same vesting and forfeiture restrictions as apply to the Award to which they relate.

10.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause; or (b) the service of a Director pursuant to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4 Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Applicable Laws, including but not limited to Section 409A of the Code if the applicable Award is subject thereto.

10.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any foreign, federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Common Shares under the Award, provided, however, that no Common Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by Applicable Laws; or (c) delivering to the Company previously owned and unencumbered Common Shares of the Company.

11. Adjustments Upon Changes in Shares. In the event of changes in the outstanding Common Shares or in the capital structure of the Company by reason of any share or extraordinary cash dividend, share split, reverse share split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Share Appreciation Rights, the maximum number of Common Shares subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a Common Share or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Share Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Share Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Share Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-qualified Share Options within the meaning of Section 409A of the Code and shall be made in accordance with Section 162(m) of the Code for Performance Awards. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12. Effect of Corporate Transaction.

12.1 The obligations of the Company under the Plan and the Award Agreements shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole (a “Corporate Transaction”).

12.2 In the event of a Corporate Transaction, the Board may take one or more of the following actions with respect to Options and Share Appreciation Rights: (i) make appropriate provision for the continuation of the Option or Share Appreciation Right by substituting on an equitable basis for the Common Shares then subject to such Option or Share Appreciation Right either the consideration payable with respect to the outstanding Common Shares in connection with the Corporate Transaction or securities of any successor or acquiring entity; (ii) require that Participants surrender their outstanding Options or Share Appreciation Rights in exchange for a payment by the Company, in cash or Common Shares as determined by the Board, in an amount equal to the amount by which the then Fair Market Value of the Common Shares subject to such vested Option or Share Appreciation Right exceeds the Exercise Price; or (iii) after giving Participants an opportunity to exercise to the extent vested their outstanding Options or Share Appreciation Rights, terminate any or all unexercised Options and Share Appreciation Rights at such time as the Board deems appropriate. Such surrender or termination shall take place as of the date of the Corporate Transaction or such other date as the Board may specify.

12.3 In the event of a Corporate Transaction with respect to outstanding Restricted Awards, the Board, shall make appropriate provision for the continuation of such Restricted Awards on the same terms and conditions by substituting on an equitable basis for the Common Shares then subject to such Restricted Awards either the consideration payable with respect to the outstanding Common Shares in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Board may provide that, upon consummation of the Corporate Transaction, each outstanding Restricted Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of Common Shares comprising such Restricted Award to then extent then vested.

13. Amendment of the Plan and Awards.

13.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Shares and Section 13.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

13.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers. Other than as set forth in Section 12 of the Plan, the Board may not without shareholder approval reduce the exercise price of a share option or share appreciation right or cancel any outstanding Share Option or Share Appreciation Right Award in exchange for a replacement Award having a lower exercise price, any other Award or for cash. In addition, the Board shall not take any other action that is considered a direct or indirect “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles.

13.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code relating to Incentive Share Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not adversely affect the Participant’s material rights by any amendment of the Plan unless (a) the Company requests the consent of the Participant; and (b) the Participant consents in writing.

13.5 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would adversely affect the Participant’s material rights under any Award unless (a) the Company requests the consent of the Participant; and (b) the Participant consents in writing. In the case of any Performance Award, the Committee may adjust downwards, but not upwards, the number of Common Shares payable pursuant to a Performance Award, and the Committee may not waive the achievement of the applicable Performance Goals except in the case of death or disability of the Participant.

14. General Provisions.

14.1 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.2 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

14.3 Recapitalizations and Reorganizations. Each Award Agreement shall contain provisions required to reflect the provisions of Sections 11 and 12.

14.4 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

14.5 No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Common Shares or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.6 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

14.7 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the 6 month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the 6 month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

14.8 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of Common Shares acquired upon exercise of an Incentive Share Option within two years from the Grant Date of such Incentive Share Option or within one year after the issuance of the Common Shares acquired upon exercise of such Incentive Share Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Common Shares.

14.9 Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.9 such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.10 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

14.11 Expenses. The costs of administering the Plan shall be paid by the Company.

14.12 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.13 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.14 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non- uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

15. Effective Date of Plan. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a Restricted Share Award, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within 12 months before or after the date the Plan is adopted by the Board.

16. Termination or Suspension of the Plan. The Plan shall terminate on December 10, 2024. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

17. Choice of Law. The applicable laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan unless this Plan so specifies the interpretation of other Applicable Laws then, in such case, those Applicable Laws shall govern.

18. Clawback. Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Award (whether or not vested or settled) or cause a Participant to forfeit any Award (whether or not vested) in the event that the Company’s Clawback Policy then in effect is triggered.